Exhibit 5.2

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T 949.253.0900 F 949.253.0902 klgates.com

June 1, 2018

Veritone, Inc.

575 Anton Blvd., Suite 100

Costa Mesa, California 92626

Ladies and Gentlemen:

We have acted as counsel to Veritone, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale from time to time by the Company of the Company’s Common Stock, par value $0.001 per share, having an aggregate offering price of up to $50,000,000 (the “Shares”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company on the date hereof, the related base prospectus (the “Base Prospectus”) and the prospectus relating to the Shares (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Shares thereunder. For purposes of rendering such opinion, we have examined the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as presently in effect, and records of the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP